UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549



                            FORM 12b-25
                    NOTIFICATION OF LATE FILING


(Check one):  [ ] Form 10-K  [ ] Form 20-F   [ ] Form 11-K  [X] Form 10-Q
              [ ] Form 10-D  [ ] Form N-SAR  [ ] Form N-CSR


        For Period Ended:   January 31, 2008
                            ----------------

             [ ]  Transition Report on Form 10-K

             [ ]  Transition Report on Form 20-F

             [ ]  Transition Report on Form 11-K

             [ ]  Transition Report on Form 10-Q

             [ ]  Transition Report on Form N-SAR

 	For the Transition Period Ended:
                                        --------------------

Read Instructions (on back page) Before Preparing Form. Please Print or
Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Universal Capital Management, Inc.
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Full Name of Registrant

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Former Name if Applicable

2601 Annand Drive Suite 16
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Address of Principal Executive Office (Street and Number)

Wilmington, DE 19808
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City, State and Zip Code


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PART II - RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


    |(a)  The reason described in reasonable detail in Part III of
    |     this form could not be eliminated without unreasonable effort
    |     or expense;
    |(b)  The subject annual report, semi-annual report, transition
    |     report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or
    |     Form N-CSR, or portion thereof, will be filed on or before
    |     the fifth calendar day following the prescribed due date; or
    |     the subject quarterly report or transition report on Form 10-Q
    |     or subject distribution report on Form 10-D,or portion thereof,
    |     will be filed on or before the fifth calendar day following the
    |     prescribed due date; and
[X] |(c)  The accountant's statement or other exhibit required by
    |     Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra Sheets if Needed)


The registrant requires additional time to complete the presentation of its financials in the Form 10-Q. The registrant intends to file its Form 10-Q Quarterly Report on or prior to the prescribed extended date.

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PART IV - OTHER INFORMATION


(1)	Name and telephone number of person to contact in regard to this notification

        Michael D. Queen   (302)               998-8824
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        (Name)             (Area Code)         (Telephone Number)

(2)	Have all other periodic reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                 Yes    [X]      No [ ]
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(3)	Is it anticipated that any significant change in results of
operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 Yes    [ ]      No [X]



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 	If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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 Universal Capital Management, Inc.
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   March 17, 2008            By:  /s/ Michael D. Queen
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